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Exhibit 5.1

OPINION OF OGIER

9 February, 2009

FGX International Holdings Limited
500 George Washington Highway
Smithfield, Rhode Island 02917

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 (as amended, the "Registration Statement") filed by FGX International Holdings Limited (the "Company") today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration by the Company under the Act of the resale of 952,380 ordinary shares, no par value (the "Shares"), of the Company held by certain shareholders (the "Selling Shareholders") or any other person entitled thereto under the Stock Purchase Agreement dated 26 November, 2008 by and among the Company, Dioptics Medical Products, Inc., FGX International, Inc., the Selling Shareholders and the Seller Representative (the "Stock Purchase Agreement").

        We have acted as your British Virgin Islands counsel in connection with the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by officers of the Company as authentic copies of originals, of the following documents: (i) the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs on 22 January, 2009, (ii) the Stock Purchase Agreement, (iii) resolutions of the Company's Board of Directors dated 2 November, 2008 authorizing the registration by the Company of the Shares under the Act, (iv) a registered agent certificate in respect of the Company dated 28 January, 2009 identifying the directors and officers of the Company issued by the Company's registered agent, (v) instructions from the General Counsel and Secretary of the Company, Mr. Jeffrey Giguere, instructing BNY Mellon Shareowner Services to issue certificates representing the Shares in the name of Mr. Richard T. Niner and Mr. Ronald G. Strackbein (the Selling Shareholders) as well as the share certificates themselves and (vi) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

        In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have further assumed without verification the accuracy and completeness of all corporate records made available to us by the Company. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of the directors and/or officers of the Company.

        The opinions set forth below are limited to the laws of the British Virgin Islands, and we express no opinion with respect to the effect of the laws of any other jurisdiction. Furthermore, we have assumed that there is nothing under the laws of such other jurisdictions that would affect the opinions appearing herein.

        Based upon the foregoing, and in reliance thereon and subject to the limitations and qualifications set forth in this opinion, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very faithfully,
/s/ OGIER Ogier Qwomar Complex, 4th Floor P.O. Box 3170 Road Town, Tortola British Virgin Islands VG1110

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OPINION OF OGIER